Exhibit 10.36

THE JANUS INTERNATIONAL GROUP, INC.

BONUS PROGRAM

PURPOSE

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Janus International Group, Inc. (“Janus” and, together with its subsidiaries and affiliates and their respective successors and assigns, the “Company”) hereby adopts the Janus International Group, Inc. Bonus Program (the “Program”) effective as of March 4, 2026. The purpose of this policy is to outline the criteria and procedures for awarding bonuses to employees of the Company. This program aims to incentivize and reward employees for their contributions to the Company’s growth and profitability and to align employee interests with those of shareholders.

ELIGIBILITY

Participation in the Program is limited to employees whose positions are designated by the Committee or the Chief Executive Officer (“CEO”) as bonus eligible in accordance with the terms of the Program. The Committee must approve participation by any employee who is subject to the disclosure requirements of Section 16(a) of the Exchange Act (a “Section 16 Officer”). Participation by any other employees may be approved by the Committee or by the CEO.

To be eligible to receive a bonus award, pursuant to the terms specified below, an employee must be continuously and actively employed by the Company through the date of the bonus payment, unless specified in a separate written plan or agreement (e.g., the Company’s Executive Severance and Change in Control Plan). Newly hired employees may be eligible to receive a prorated payment for the performance period.

ADMINISTRATION

The administration of the Program shall be consistent with the terms of the Program. The Program will be administered by the Committee, which may amend, suspend, or terminate the Program, or any employee’s participation in the Program, at any time. The Committee has the full authority to establish the rules and regulations relating to the Program, to interpret the program and those rules and regulations, to decide the facts in any case arising under the Program and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Program. All authorities of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Program and need not be the same for similarly situated employees.

All decisions and determinations of the Committee shall be final and binding on employees, their beneficiaries and any other person having or claiming an interest under the Program. The administration of the Program by the Committee including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding.

DETERMINATION OF AWARDS

•Performance Period – Each “Performance Period” will be the fiscal year of the Company or any other period designated by the Committee with respect to which award may be earned.

•Setting Target Award Levels and Performance Goals

oFor each Performance Period, the Committee shall determine the Target Award Level and the Performance Goals (as such terms are defined below) for the Performance Period. The CEO shall have the authority to determine Target Award Levels for employees who are not classified as Section 16 Officers.
oThe Committee may establish the target incentive amount for any employee with respect to any Performance Period in its sole discretion (the “Target Award Level”). The Target Award Level may be designated as a dollar amount, percentage of base salary, or other measure, as determined by the Committee, and may be established at or with different levels, including minimum or maximum levels, and at such time or times as the Committee determines in its sole discretion. The Committee may at any time prior to the final determination of awards change the Target Award Level of any employee or assign a different Target Award Level to an employee to reflect any change in the employee’s responsibility level or position during the course of the Performance Period, or in such other circumstances as the Committee may determine.
oThe Committee shall establish any performance goals (the “Performance Goals”) and their relative weightings, if applicable, for employees, specific business units and/or the Company as a whole during the first three months of the applicable Performance Period, or at such other time or times as the Committee determines in its sole discretion.
oPerformance Goals established by the Committee may be based on the achievement of one or more criteria selected by the Committee, in its discretion, which may include, but shall not be limited to, the following: (i) revenue; (ii) gross profit; (iii) pre-tax income or after-tax income; (iv) income or earnings, including operating income, earnings before or after interest, taxes, depreciation, and amortization, with or without adjustments; (v) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (vi) earnings or book value per share (basic or diluted); (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (viii) return on revenues; (ix) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (x) economic value created; (xi) operating margin or profit margin; (xii) stock price or total stockholder return; (xiii) income or earnings from continuing operations; (xiv) cost targets, reductions and savings, expense management, productivity and efficiencies; or (xv) strategic business criteria, including objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to divestitures, joint ventures and similar transactions.
oThe Committee may, in its sole discretion, and without the consent of any employee or any other person, adjust any previously established Performance Goals, in whole or in part, as the

Committee deems appropriate (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its subsidiaries, the manner in which they conduct business, or other events or circumstances; (ii) to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filings; (iii) to reflect acquisitions or dispositions involving the Company or one or more subsidiaries; (iv) in the event that a participating employee’s responsibilities materially change during a Performance Period; or (v) in such other circumstances as the Committee may determine, in its discretion.
oTarget Award Levels and Performance Goals need not be the same for all participating employees or for each Performance Period.
•Earning an Award – Generally, the actual amount of the award earned by a participating employee under the Program for any Performance Period will be based on the level of achievement of the Performance Goals established by the Committee for that Performance Period. Notwithstanding the foregoing, the Committee may, in its sole discretion, and without the consent of any employee or any other person, adjust (whether by increase or reduction) the amount of any award earned under the Program to reflect the Committee’s discretionary assessment of the performance of any individual employee, business unit or the Company as a whole, or in such other circumstances as may be determined by the Committee in its discretion.
•Payment of Awards – An employee’s award shall be paid in cash (or in such other form of consideration as may be determined by the Committee in its sole discretion) as soon as administratively practicable after the end of the Performance Period, and no later than March 15 of the following calendar year, provided that the employee remains continuously and actively employed by the Company through the date of the bonus payment, unless specified in a separate written plan or agreement (e.g., the Company’s Executive Severance and Change in Control Plan).

MISCELLANEOUS PROVISIONS

•No Employment Right – The Program is not a contract between the Company and the eligible employees. Neither the establishment of the Program, nor any action taken hereunder, shall be construed as giving any eligible employee any right to be retained in the employ of the Company or a right to an award. The Company is under no obligation to continue the Program. Nothing contained in the Program shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.
•No Assignment – An employee’s right and interest under the Program may not be assigned or transferred and any attempted assignment or transfer shall be null and void and shall extinguish, in the employee’s sole discretion, the Company’s obligation under the Program to pay awards with respect to the employee.
•Unfunded Plan – The Program shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards.
•Withholding Taxes – The Company shall have the right to deduct from awards paid any taxes or other amounts required by law to be withheld.

•Section 409A of the Code – The Company intends that awards under this Program shall be exempt from Section 409A of the Internal revenue Code and the regulations promulgated thereunder (“Section 409A”), and this Program shall be interpreted, construed, and administered in accordance with such intent. To the extent that any award is not exempt from the application of the requirements of Section 409A, this Program and the award shall be construed and interpreted in a manner so as to comply with such requirements.
•Clawback – All awards under this Program shall be subject to forfeiture or repayment to the Company to the extent applicable pursuant to the Company’s Clawback Policy, as the same may be amended from time-to-time, or any successor compensation recovery or clawback policy or provision.
•Governing Law – The validity, construction, interpretation and effect of the Program shall exclusively be governed by and determined in accordance with the law of the State of Delaware.